Exhibit 99.1

Ampio Pharmaceuticals, Inc. Announces Pricing of Registered Direct Offering

ENGLEWOOD, CO., October 16, 2017 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) today announced that it has entered into a securities purchase agreement with investors providing for the registered sale of approximately $6.75 million of shares of common stock at a purchase price of $0.875 per share.

The closing of the sale of shares is expected to take place on or about October 18, 2017, subject to certain customary closing conditions.

The Company intends to use the net proceeds from this offering for working capital and general corporate purposes, including funding of the Ampion clinical trial.

Joseph Gunnar & Co., LLC and Fordham Financial Management, Inc. are acting as placement agents for the offering.

The sale of the common stock are being offered by the Company pursuant to a shelf registration statement on Form S-3 (Registration No. 333-217094), which was declared effective by the Securities and Exchange Commission (the “SEC”) on April 20, 2017. A final prospectus supplement will be filed with the SEC and will form a part of the effective registration statement. Copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained, when available, by contacting Joseph Gunnar & Co., LLC, Prospectus Department, 30 Broad Street, 11th Floor, New York, NY 10004, telephone 212-440-9600, email: prospectus@jgunnar.com or Fordham Financial Management, Inc. at: 17 Battery Place, Suite 643, New York, NY 10004, by telephone at: 212 732-8500, or by email at: Compliance@FordhamFinancial.com.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such state or jurisdiction.

About Ampio Pharmaceuticals:

Ampio Pharmaceuticals, Inc. is a clinical trial stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process; and (iii) decreasing vascular permeability.

Investor Contact:
Tom Chilcott

Chief Financial Officer

Phone: (720) 437-6500

tchilcott@ampiopharma.com

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Forward Looking Statements:

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the proposed registered direct offering of Ampio’s common stock. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ, including, the satisfaction of customary closing conditions related to the proposed public offering, as well as other factors discussed in the risks and uncertainties detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

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